                                                                    EXHIBIT 99.1

                           EXECUTIVE COMPENSATION OF
                        DUQUESNE LIGHT COMPANY EXECUTIVE
                    OFFICERS FOR 1998 AND SECURITY OWNERSHIP
                      OF DUQUESNE LIGHT COMPANY DIRECTORS
                 AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 1998

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the President and Chief Executive Officer and the four other highest-paid executive officers of Duquesne Light Company ("Duquesne" or the "Company") for service during the years indicated. Each of Messrs. Marshall, Schwass, Roque and DeLeo is an executive officer of both DQE and Duquesne. The titles listed are those held for Duquesne, and the amounts shown for 1996, 1997, and 1998 are for service to Duquesne only. Total compensation amounts are shown in the DQE Proxy Statement. This information is incorporated here by reference. Mr. Cross is an executive officer of Duquesne only, and the amounts shown are for service in that capacity.



                          SUMMARY COMPENSATION TABLE

                                        Annual  Compensation                   Long-Term Compensation
                                    ---------------------------      -----------------------------------------
                                                                               Awards                  Payouts
                                                                     ----------------------------      -------
          (a)                (b)     (c)      (d)         (e)           (f)              (g)             (h)       (i)
                                                         Other                        Securities                   All
                                                        Annual       Restricted       Underlying                  Other
                                                        Compen-        Stock         Performance        LTIP     Compen-
        Name and                    Salary   Bonus      sation        Award(s)       Options/SARs      Payouts   sation
   Principal Position        Year    ($)     ($)(1)     ($)(2)         ($)(3)           (#)(4)           ($)     ($)(5)
------------------------     ----   ------   ------     -------      ----------      ------------      -------   -------
D. D. Marshall               1998   268,333  95,992     29,989            0          109,817              0      1,674
  President & Chief          1997   250,919  85,427     25,703            0           98,752              0      4,750
  Executive Officer          1996   202,640  70,957     49,833       98,875 (6)       47,949              0      4,469
                                                                      4,008 (7)

J. E. Cross                  1998   275,000  68,750          0            0           53,395              0      2,303
  President,                 1997   275,000  68,750          0            0           71,501              0      4,555
  Generation Group           1996   258,333  51,667      2,906      141,250 (6)       27,236              0      4,325
                                                                      5,650 (7)
V. A. Roque (5)              1998   137,083  41,124          0            0           33,700              0      1,646
  Senior Vice President      1997   126,875  38,063          0            0           34,084              0      4,750
  and General Counsel        1996   122,500  36,750      2,034        3,878 (7)       12,174              0      4,482

G. L. Schwass                1998   137,500  41,250     44,333            0           54,357              0      1,301
  Senior Vice Pres.          1997   137,500  48,125     35,479            0           63,001              0      4,746
  and CFO                    1996   125,000  43,750     62,096            0           54,471              0      4,458

W. J. DeLeo                  1998   165,000  49,500     14,374            0           45,937              0      2,392
  Vice President,            1997   158,750  47,623      8,559            0           48,669              0      4,695
  Corporate Services         1996   145,000  43,500     23,448        5,738 (7)       24,682              0      4,340

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years.

(2) Amounts of Other Annual Compensation are connected to the funding of non-qualified pension benefit accruals and/or compensatory tax payments on restricted stock.

(3) The awards listed are the only restricted stock holdings of the named officers.

(4) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. The stock options are subject to vesting (exercisability) based on Company and individual performance and achievement of specified goals and objectives.

(5) Amounts of All Other Compensation shown are Company match contributions during 1996, 1997, and 1998 under the Duquesne Light Company 401(k) Retirement Savings Plan for Management Employees.

(6) In 1996, Messrs. Marshall and Cross were each granted 5,000 shares of restricted stock subject to the achievement of performance goals over a three-year period. In August of 1997 and 1998, Messrs. Marshall and Cross were each awarded 2,000 shares out of those grants. Final vesting will occur on June 30, 1999 if still employed by the Company or an affiliate. The value of the 5,000 shares as of December 31, 1998 is $219,375. Dividends will be accrued and paid after the end of the three-year period on the shares earned.

(7) Represents 200 shares, with a value of $8,775 as of December 31, 1998, of DQE Common Stock awarded as part of the consideration for the signing of a Non-Competition and Confidentiality Agreement. Dividends are paid quarterly.

Supplemental Tables

     The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 1998 under the DQE, Inc. Long-Term Incentive Plan.

     Option grants are structured to align compensation with the creation of value for Common stockholders. For example, should DQE stock rise 50% in value over the ten-year option term (from $43.875 per share to $65.8125 per share), stockholder value would increase an estimated $1,697,379,576, while the value of the grants to the individuals listed below would increase an estimated four-tenths of one percent ($7,719,456) of the total gain realized by all stockholders.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants

          (a)               (b)               (c)            (d)              (e)            (f)
------------------------------------------------------------------------------------------------------
                          Number of         % of Total
                          Securities       Options/SARs    Exercise                          Grant
                          Underlying        Granted to      or Base                          Date
                         Options/SARs       Employees        Price       Expiration         Present
         Name            Granted (#)      in Fiscal Year   ($/Sh)(4)        Date         Value ($)(5)*
---------------------    ------------     --------------   ---------     ----------      -------------
D. D. Marshall             26,627 (1)           6.5          33.125       1/26/08          93,992
                              449 (1)            .1         33.5313       7/23/01           1,660
                            4,086 (2)           1.0         33.5313       7/23/01          15,118
                            3,474 (2)            .8         35.2188       7/23/01          14,626
                            9,216 (2)           2.2         35.2188       8/30/04          42,210
                              410 (2)            .1         35.2188       2/19/02           1,887
                            2,948 (2)            .7         35.0625       2/19/02          13,327
                            2,175 (2)            .5         35.0625       8/30/04           9,722
                           60,432 (3)          14.8         43.4375      12/18/08         339,022

J. E. Cross                24,906 (1)           4.2          33.125       1/26/08          87,918
                           28,489 (3)           4.8         43.4325      12/18/08         159,823

V. A. Roque                12,046 (1)           2.9          33.125       1/26/08          42,521
                            2,396 (2)            .5           34.75      11/01/04          10,519
                            2,941 (2)            .7           34.75       3/28/05          12,354
                           16,317 (3)           3.9         43.4375      12/18/08          91,538

G. L. Schwass              14,529 (1)           4.5          33.125       1/26/08          51,286
                            9,344 (2)           2.9         33.5313       8/30/04          35,600
                            1,704 (2)            .5           35.25       8/30/04           7,753
                            2,494 (2)            .7           35.25       8/30/04          11,349
                            6,967 (2)           2.1         35.0625       8/30/04          31,144
                            2,700 (2)            .8         35.0625       8/30/04          12,069
                           16,619 (3)           5.1         43.4375      12/18/08          93,232

W. J. DeLeo                14,491 (1)           2.4          33.125       1/26/08          51,153
                           11,763 (2)           2.0         34.7188       8/30/04          51,404
                           19,683 (3)           3.3         43.4375      12/18/08         110,422

* The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent 1998 performance stock options with tandem stock appreciation rights and stock-for-stock (reload) options.

(2) These grants represent stock-for-stock (reload) options received upon exercise of stock options by the applicable officer electing to use previously owned DQE stock to exercise the options under the terms of the Plan. These reload options include tandem stock appreciation rights and dividend equivalent accounts and stock-for-stock options.

(3) These grants represent 1999 performance stock options with tandem stock appreciation rights and stock for stock (reload) options.

(4) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months.

(5) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., from 3.44 to 10.00 years); a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 5.62% to 4.55%); an initial quarterly dividend immediately following the option grant date (i.e., from $0.36 to $0.38), with an expected growth rate of 5.0% per year as estimated by "Value Line Ratings and Reports", dated December 11, 1998; and an expected monthly stock price volatility as reported by Bloomberg Financial Markets over approximately the same length of time as the option life as of the month of the grant, (i.e., from 14.27% to 18.66%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

           (a)                   (b)           (c)                 (d)                    (e)
                                                               Number of              Value of
                                                               Securities           Unexercised
                                                         Underlying Unexercised     In-the-Money
                             Number of                      Options/SARs at       Options/SARs at
                             Securities                   Fiscal Year-End (#)     Year-End ($)(6)
                             Underlying     Value        ----------------------   -----------------
                            Options/SARs   Realized      Exercisable/             Exercisable/
    Name                    Exercised (#)  ($)(4)        Unexercisable (5)        Unexercisable (5)
---------------------       -------------  --------      -----------------        -----------------
D. D. Marshall              20,990 (1)      69,178         40,941 / 70,575          528,809 / 777,603
                            24,458 (2)     158,379

J. E. Cross                      0               0         11,250 / 51,156          145,546 / 607,348

V. A. Roque                  6,399 (2)      88,575         36,787 / 28,615          536,312 / 323,341

G. L. Schwass               24,241 (2)      93,111         19,424 / 48,607          226,250 / 539,086
                            15,942 (3)      48,823

W. J. DeLeo                  6,597 (1)     117,440         74,342 / 42,004        1,183,531 / 467,248
                            14,125 (2)     203,193
                             9,417 (3)     109,963

(1)  Stock appreciation rights exercised for stock and cash.

(2) Stock options exercised for stock by tendering shares of previously-owned DQE Common Stock.

(3)  Stock appreciation rights exercised for cash.

(4) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on the date of exercise.

(5) The numbers set forth include options/SARs previously granted (including those granted in 1998) but not yet earned. The number to be earned will be based on individual performance and may be earned by the officer over future periods from one to three years as established with each option grant.

(6) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on December 31, 1998.

Retirement Plan

        Duquesne Light maintains tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                               PENSION PLAN TABLE

     Highest                                 Years of Service
   Consecutive      -------------------------------------------------------------------
    Five-Year
     Average
   Compensation        5        10        15        20        25        30        35
------------------     -        --        --        --        --        --        --
$100,000            $ 8,000  $ 16,000  $ 24,000  $ 32,000  $ 39,000  $ 46,000  $ 51,000
$125,000            $10,000  $ 20,000  $ 30,000  $ 41,000  $ 51,000  $ 59,000  $ 65,000
$150,000            $12,000  $ 25,000  $ 37,000  $ 50,000  $ 62,000  $ 71,000  $ 79,000
$175,000            $15,000  $ 29,000  $ 44,000  $ 59,000  $ 73,000  $ 84,000  $ 93,000
$200,000            $17,000  $ 34,000  $ 51,000  $ 68,000  $ 84,000  $ 97,000  $107,000
$300,000            $26,000  $ 52,000  $ 78,000  $104,000  $129,000  $149,000  $164,000
$400,000            $35,000  $ 70,000  $105,000  $140,000  $174,000  $200,000  $220,000
$500,000            $44,000  $ 88,000  $132,000  $176,000  $219,000  $252,000  $277,000
$600,000            $53,000  $106,000  $158,000  $211,000  $264,000  $303,000  $333,000

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The current covered compensation and current years of credited service for Messrs. Marshall, Schwass and DeLeo, respectively, are $381,689 and 22; $370,044 and 26; and $188,800 and 23. The average covered compensation and current years of credited service for Mr. Cross and Mr. Roque, respectively, are $321,975 and 9; and $220,548 and 8. Messrs. Roque and Cross are not vested in the Retirement Plan.

Severance and Employment Agreements

     The Company entered into Severance Agreements with certain officers, including those named in the Summary Compensation Table. The Severance Agreements provide for payments if the officer's employment is terminated other than for cause, death or disability, beginning on a date triggered by certain events which constitute a change of control and ending 36 months after the closing of the transactions constituting a change of control. Certain other events which constitute "constructive discharge" may also trigger payment.

     The officer is entitled to receive a lump sum severance payment equal to three times the sum of the officer's current annual base pay and target bonus opportunity, an amount intended to compensate the officer for the loss of long-term benefits, the amount of forfeitures, if any, and expected contributions for 36 months following termination under the Company's 401(k) Plan together with certain other payments and benefits, including continuation of employee benefits. The officer is also entitled to such payments and benefits if he voluntarily terminates his employment in the thirteenth month following the closing of the transaction, provided that the 36-month payment and benefit period would be reduced to 24 months and further if necessary to avoid excise taxes.

     The Agreements also provide for reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change of control, under certain circumstances, or for reduction of the payments to avoid excise taxes.

     Messrs. Marshall, Schwass and Cross have prior Employment Agreements with the Company (see below). When the Severance Agreements are in effect, the Employment Agreements are not. When the Severance Agreements are not in effect, the Employment Agreements are reinstated.

     The Company has stand-alone non-competition agreements with Messrs. Marshall, Cross, Roque and DeLeo. These agreements, as well as the Severance Agreements, provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

     The termination provisions of the Severance Agreements are in lieu of, and not in addition to, termination payments and benefits under the Company's other termination plans or agreements.

     Prior to the Severance Agreements, DQE and Duquesne Light Company entered into three-year Employment Agreements with Messrs. Schwass, Marshall and Cross. Each agreement is subject to automatic one-year renewals unless prior written notice of termination is given by the executive or the Company.

     The agreements provide, among other things, that each executive serve in his present position at an annual base salary (at least $190,000 for each of Messrs. Schwass and Marshall, and at least $275,000 for Mr. Cross), subject to periodic review, and for the participation of each in executive compensation and other employee benefit plans of the companies.

     If any of the officers is discharged other than for cause or resigns for good reason, then, in addition to any amounts earned but not paid as of the date of termination, he would receive in a cash lump sum the balance of his base salary for the remaining term of the agreement, a bonus amount for the remaining term of the agreement calculated at a rate equivalent to his prior year's bonus and the actuarial equivalent of the additional pension he would have accrued had his service for pension purposes continued until the expiration of the agreement. In addition, the officer would be entitled to immediate vesting (or the redemption in cash) of all of his stock-based awards.

Beneficial Ownership of Stock

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of February 17, 1999, by each director and by each executive officer named in the Summary Compensation Table:


                           Total Shares of               Shares of Common Stock/
                             Common Stock                Nature of Ownership (1)
                        --------------------      -----------------------------------
Daniel Berg                      7,189              5,539   VP, IP
                                                    1,650   Joint, SVP, SIP
Doreen E. Boyce                  6,244              6,244   VP, IP
Robert P. Bozzone               19,195 (2)         10,658   VP, IP
                                                    7,000   VP, IP
                                                    1,537   VP
Sigo Falk                        8,145 (3)          6,645   VP, IP
                                                    1,500   SVP, SIP
William H. Knoell                7,787 (4)          6,752   VP, IP
                                                    1,035   SVP, SIP
David D. Marshall              103,211 (5,6)        5,000   VP
                                                   27,996   Joint, SVP, SIP
Thomas J. Murrin                 6,329 (7)          3,668   VP, IP
                                                    1,911   VP
                                                      750   Joint, SVP, SIP

Eric W. Springer                 8,844 (8)          7,877   VP, IP
James E. Cross                  25,652 (6)          5,000   VP
                                                      200   VP, IP
                                                    7,123   Joint, SVP, SIP

Victor A. Roque                 67,591 (5)            448   VP, IP
                                                    8,382   Joint, SVP, SIP

Gary L. Schwass                 68,982 (5)         25,691   VP, IP
William J. DeLeo                92,158 (5)         17,952   VP, IP

Directors, Nominees and
 Executive Officers as a       482,071
 Group (15 persons)

     None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of DQE Common Stock as of February 17, 1999.

(1) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

(2) 7,000 of these shares are held by a foundation established for charitable purposes, for which Mr. Bozzone is the trustee but not an income beneficiary. 1,537 shares remain to vest over three years from a grant under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors.

(3) 1,500 of these shares are held by a trust in which Mr. Falk is an income beneficiary but not a trustee.

(4) 1,035 of these shares are held by a trust in which Mr. Knoell is a trustee and the income beneficiary.

(5) The amounts shown as owned by Messrs. Marshall, Cross, Schwass, Roque, and DeLeo include shares of Common Stock which they have the right to acquire within 60 days of February 17, 1999 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amounts:
     70,215; 13,329; 43,291; 58,761 and 74,206, respectively, and all executive officers as a group:  309,782 shares.

(6) The amounts shown as being owned by Messrs. Marshall and Cross include grants of 5,000 shares of restricted stock which are subject to performance vesting for a three-year period, 1996-1999.

(7) 1,911 shares will vest in May of 1999 from a grant under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors.

(8) 967 of these shares are held by Mr. Springer's wife. Mr. Springer disclaims beneficial ownership of such shares.

     Messrs. Marshall, Cross, Roque, Schwass, and DeLeo also beneficially own 883, 403, 372, 884, and 731 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of September 30, 1998. The preference shares are held by the Company's Employee Stock Ownership Plan trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The Preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. Shares outstanding as of September 30, 1998 for the Preference Stock, Plan Series A are 780,557. Messrs. Roque and Cross are not vested in these preference shares.

     The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).


Principal Shareholders

     The following table sets forth, to the knowledge of the Company, the beneficial owners, as of December 31, 1998, of more than five percent of the outstanding shares of:

1.  DQE Common Stock
    ----------------

                                              Common Stock Owned Beneficially
                                            -----------------------------------
Name                          Address       Number of Shares  Percent of Class
-----------------------  -----------------  ----------------  -----------------
Wellington Management    75 State Street           6,028,850              7.75%
Company, LLP             Boston, MA  02109

     Wellington Management Co., LLP has shared voting power over 3,239,770 shares and shared dispositive power over 6,028,400 shares.

2.  DQE Preferred Stock, Series A (Convertible)
    -------------------------------------------

                                                                            Preferred Stock Owned Beneficially
                                                                          -------------------------------------
Name                                 Address                              Number of Shares      Percent of Class
-------------------------  ---------------------------                    -----------------     ----------------
Malcolm Bailey             9513 Bayou Brook                                         87,732                23.30
                           Houston, TX  77063

Doug Bailey                1221 Rocky River                                         48,000                12.75
                           Houston, TX  77056

Otheil J. Erlund, Jr. &    Route 1, Box 35J                                      30,850(1)                 8.19
Rachel Erlund, jt. ten.    Comfort, TX  78031

Tommy C. Bussell           19 Villa Bend                                            28,491                 7.57
                           Dripping Springs, TX  78620

(1) Includes 21,244 shares held jointly, as to which voting and investment power is shared. Also includes 9,606 shares held solely by Mr. Erlund, as to which he has sole voting power and shared investment power.

     All principal shareholders of the DQE Preferred Stock, Series A (Convertible) listed have sole voting and investment power except as noted.


Directors' Fees and Plans

     Directors who are not employees are compensated for their Board service by a combination of DQE Common Stock and cash. They receive an annual Board retainer of $15,000 in cash for service to the Company and its affiliates, payable in twelve monthly installments, and 250 shares of DQE Common Stock, payable annually. Each director also receives a fee of $1,000 for each Board and committee meeting attended. Directors who are employees of the Company or any of its affiliates do not receive fees for their services as directors.

     In order to increase directors' stock-based compensation and thus strengthen the link between directors' compensation and stockholder interests, the Board adopted a new stock plan in 1996 under which new non-employee directors will each receive up to 4,150 shares of restricted DQE Common Stock that will vest at the rate of 50% after five years of service as a director plus an additional 10% per year in years six through ten. Unvested shares are forfeited if the recipient ceases to be a director.

     Each director under the age of 72 who is not an employee may elect under a directors' deferred compensation plan to defer receipt of a percentage of his or her director's remuneration until after termination of service as a director. Deferred compensation may be received in one to ten annual installments commencing, with certain exceptions, on the 15th day of January of the year designated by the director. Interest accrues quarterly on all deferred compensation at a rate equal to a specified bank's prime lending rate. Dr. Berg elected to participate in the plan for 1998.

     As part of its overall program to promote charitable giving, the Company has a Charitable Giving Program for all directors funded by Company-owned life insurance policies on the directors. In general, upon the death of a director, the Company will donate up to five

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hundred thousand dollars, payable in ten equal annual installments, to one or more qualifying charitable organizations recommended by the director and reviewed and approved by the Employment and Community Relations Committee. A director must have Board service of 60 months or more in order to qualify for the full donation amount, with service of less than 60 months qualifying for an incremental donation. The program does not result in any material cost to the Company.

     The Company provides Business Travel Insurance to its non-employee directors as part of its Business Travel Insurance Plan for Management Employees. In the event of accidental death or dismemberment, benefits of up to $400,000 per individual are provided. The program does not result in any material cost to the Company.

     Directors can participate in the Company's College Matching Gift Program which provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum of $5,000 per donor during any one calendar year to an accredited, nonprofit, non-proprietary, degree granting college, university, or junior college located within the United States or one of its possessions which is recognized by the Internal Revenue Service as eligible to receive tax-deductible contributions. The program does not result in any material cost to the Company.


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Dr. Boyce and Messrs. Bozzone and Falk. No member of the Compensation Committee was at any time during 1998 or at any other time an officer or employee of the Company.

     No executive officer of the Company served on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

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